Exhibit 99.1

                  Natus Medical Announces Record 2007
                   Third Quarter Financial Results

    -- Company Reports Record Third Quarter Revenue and Earnings

    -- Gross Profit Improves to 65%


    SAN CARLOS, Calif.--(BUSINESS WIRE)--Nov. 1, 2007--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and nine months ended September 30, 2007.

    For the third quarter ended September 30, 2007, Natus reported revenue of $28.8 million, representing a 32% increase from $21.8 million in the comparable quarter of the previous year. The Company reported net income of $3.2 million, or $0.14 per diluted share, for the third quarter of 2007, compared with net income of $1.9 million, or $0.09 per diluted share, for the third quarter of 2006. The earnings per share for the three months ended September 30, 2007 reflects a 53% increase over the amount reported in the 2006 period.

    For the nine months ended September 30, 2007, the Company reported net income of $7.0 million, or $0.31 per diluted share, compared to a loss of $1.4 million, or $(0.08) per share, for the comparable period in 2006. The results for the 2006 period include a charge for in-process research and development associated with the acquisition of Bio-logic Systems Corp. in January 2006. Excluding this charge, non-GAAP earnings for the nine months ended September 30, 2006 were $4.5 million, or $0.24 per diluted share. The results for the first nine months of 2007 reflect increases in net income and earnings per share of 57% and 30%, respectively, compared to the non-GAAP results in 2006.

    Jim Hawkins, President and Chief Executive Officer of the Company, said, "I am pleased with our record results for the third quarter. The quarter was led by continued strong growth in our hearing screening business, both domestic and international, as well as our newborn care products, which where driven by our acquisition of Olympic Medical last year. I am also proud of our gross profit improvement to 65% for the quarter. This is a long standing goal of Natus and I am pleased to have achieved this result earlier than planned."

    "As we previously discussed, in transitioning production of the Olympic Cool-Cap from clinical units to commercial units, we updated some of the components used in the device. Because the Cool-Cap is a FDA Class III medical device, these component updates require FDA pre-market approval. Consequently, in June we put a hold on shipments of Cool-Cap units. We believe we are in the final stages of working with the FDA on these changes, and we are hopeful that we will resume shipments of the Cool-Cap in the fourth quarter," Hawkins added.

    In a separate matter, the Company also disclosed that on October 15, 2007 it received a warning letter from the FDA related to the Company's Olympic Medical manufacturing facility in Seattle, Washington. The letter focused on process deficiencies that were identified during an FDA inspection in April. "We take this matter seriously and are working to address the findings identified by the FDA. We currently expect to resolve the FDA's issues in the fourth quarter," said Hawkins.

    On October 10, 2007, Natus announced it had entered into a definitive agreement to acquire Excel-Tech Ltd. ("XLTEK"). XLTEK develops and markets computer-based electro diagnostic systems and disposable supplies used by medical practitioners to aid in the detection, diagnosis, and monitoring of neurologic and sleep disorders. The transaction is now expected to close by the end of November. Natus believes the acquisition will be immediately accretive to earnings, excluding associated one-time charges.

    During 2006 the Company completed the acquisitions of Bio-logic Systems, Deltamed, and Olympic Medical, in January, September, and October, respectively. The acquisitions of Deltamed and Olympic contributed to the reported revenue growth in the three and nine months ended September 30, 2007.

    As of September 30, 2007 the Company had cash and cash equivalents of $22.4 million, stockholders' equity of $112 million, working capital of $45 million, and no long-term debt.

    Financial Guidance

    Natus increased its previously announced revenue guidance for the fourth quarter of 2007. For the fourth quarter of 2007, the Company now expects revenue to range from $33.3 million to $33.8 million. The Company had previously said revenue would range from $32.9 million to $33.4 million. The Company reiterated its earnings per share guidance, which it expects to range from $0.19 to $0.21. This compares to revenue of $28.8 million and earnings per share of $0.02 reported in the fourth quarter of 2006.

    For the full year 2007, the Company now expects revenue to range from $117.5 million to $118.5 million. The Company had previously said revenue would range from $118.3 million to $119.3 million. The Company reiterated its earnings per share guidance, which it expects to range from $0.49 to $0.52 per share.

    The Company's revised fourth quarter revenue guidance assumes no revenue from the Cool-Cap.

    The Company expects that it will utilize tax net operating loss carryforwards to significantly reduce its taxable income in 2007, such that it will pay taxes at a rate of approximately 12% to 15% for the year.

    The Company's annual 2007 guidance is on a GAAP basis, including the impact of expensing employee equity-based compensation, which the Company expects to be approximately $2.3 million for the full year 2007. The Company's fourth quarter guidance does not include the impact of any restructuring related charges or one-time acquisition costs. All earnings per share amounts are on a diluted basis.

    Natus expects to provide 2008 annual revenue and earnings guidance in December after the acquisition of XLTEK is completed.

    Use of Non-GAAP Financial Measures

    In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude the effects of costs associated with the January 5, 2006 acquisition of Bio-logic Systems Corp. The Company believes that the presentation of results excluding this acquisition-related charge provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. The Company also believes the in-process research and development charge is not indicative of resources devoted to ongoing research and development efforts. Therefore, the Company believes the non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.

    The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. The non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

    Conference Call

    Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (866) 578-5747 for domestic callers, or (617) 213-8054 for international callers, and entering reservation code 37593392. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 80585392.

    The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company's Web site for 90 days following the completion of the call.

    About Natus Medical Incorporated

    Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

    Additional information about Natus Medical can be found at www.natus.com.

    This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding future revenue and expenses; anticipated revenue, profitability, and cash tax rates for the fourth quarter and full year 2007; and the timing for resumption of shipment of Cool-Cap units. These statements relate to future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, challenges incurred in integrating acquired companies, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

    More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2006, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.



             NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                               Three Months Ended   Nine Months Ended
                               September September September September
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Revenue                        $  28,830 $ 21,806  $  84,140 $ 61,156
Cost of revenue                   10,129    8,299     30,454   22,809
                               --------- --------  --------- --------

  Gross profit                    18,701   13,507     53,686   38,347
                               --------- --------  --------- --------

Operating expenses:
  Marketing and selling            6,752    4,809     20,147   14,965
  Research and development         3,879    2,438     12,076    7,387
  General and administrative       3,662    2,994     11,359    7,928
  Acquired IPR&D                       -        -          -    5,900
                               --------- --------  --------- --------

    Total operating expenses      14,293   10,241     43,582   36,180
                               --------- --------  --------- --------

Income from operations             4,408    3,266     10,104    2,167
                               --------- --------  --------- --------

Other income/(expense):
  Interest income                    182      247        552      491
  Interest expense                     -     (160)         -     (498)
  Other income, net                   31       59        136       23
                               --------- --------  --------- --------

    Total other
     income/(expense)                213      146        688       16
                               --------- --------  --------- --------

Income before provision for
 income tax                        4,621    3,412     10,792    2,183

Provision for income tax           1,465    1,543      3,791    3,622
                               --------- --------  --------- --------

Net income (loss)              $   3,156 $  1,869  $   7,001 $ (1,439)
                               ========= ========  ========= ========

Earnings (loss) per share:
  Basic                        $    0.15 $   0.09  $    0.32 $  (0.08)
  Diluted                      $    0.14 $   0.09  $    0.31 $  (0.08)

Weighted-average shares used
 to compute
  Basic earnings per share        21,646   19,749     21,568   18,541
  Diluted earnings per share      22,965   20,860     22,798   18,541




             NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
          RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
               (in thousands, except per share amounts)

                              Three Months Ended  Six Months Ended
                                June      June     June     June
                                2007      2006     2007     2006
                              --------- --------  ------- --------

GAAP based results:

  Net Income (loss)           $   3,156 $  1,869  $ 7,001 $(1,439)

Non-GAAP adjustments:

  Acquired in-process
   research and development
   (see note)                         -        -        -   5,900  (a)
                              --------- --------  ------- -------

Non-GAAP net income           $   3,156 $  1,869  $ 7,001 $ 4,461
                              ========= ========  ======= =======

  Earnings per share:
    Basic                     $    0.15 $   0.09  $  0.32 $  0.24
    Diluted                   $    0.14 $   0.09  $  0.31 $  0.24

  Weighted-average shares
   used to compute
    Basic earnings per share     21,646   19,749   21,568  18,541
    Diluted earnings per
     share                       22,965   20,860   22,798  18,949



(a) Charges for acquired in-process research and development expense of $5,900 related to the acquisition of Bio-logic Systems Corp. on January 5, 2006. Management believes that excluding this charges facilitates comparisons of Natus' core operating results across multiple reporting periods. Since the IPR&D charge is not expected to be tax deductible, reversal of this charge has no impact on the tax provision.



    CONTACT: Natus Medical Incorporated
             Steven J. Murphy, Chief Financial Officer, 650-802-0400 InvestorRelations@Natus.com